Active Power Stockholders Vote to Approve Disposition Under Asset Purchase Agreement with Langley Holdings PLC

AUSTIN, Texas (Nov. 16, 2016) – Active Power, Inc., (NASDAQ: ACPW), a manufacturer of flywheel energy storage products and modular infrastructure solutions, today announced the company received stockholder approval of the disposition under the asset purchase agreement (“APA”) with Langley Holdings PLC (“Langley”) at a special meeting of stockholders held today, Nov. 16, 2016.

Under the terms of the APA, Langley will acquire substantially all assets and operations of Active Power, including the Active Power name, through its Piller USA, Inc. subsidiary, for a nominal purchase price, plus the assumption of all debt, liabilities and customer, employee and purchase commitments going forward. The APA was announced Sept. 30, 2016. Closing is expected to occur before end of November 2016.

“Securing stockholder approval on the APA with Langley was a critical step toward completing the disposition,” said Mark A. Ascolese, president and CEO, at Active Power. “We believe approval from our stockholders signal their support for our new business model aimed at monetizing non-core intellectual property assets not purchased by Langley and acquiring well managed, profitable businesses, ultimately creating long-term stockholder value.”

The following proposals were considered at the special meeting: the approval of the disposition; ratification of a stockholders rights plan; and approval of the adjournment of the special meeting to another date and place, if necessary or appropriate, to solicit additional votes, if there were insufficient votes at the time of the special meeting to approve the disposition.

All of the proposals were approved by the requisite vote of the company’s stockholders. Although proposal 3 was approved, since the disposition had been approved by the company’s stockholders without an adjournment, an adjournment of the special meeting was not necessary or appropriate. For more information on each of these proposals, see the Definitive Proxy Statement on Schedule 14A for the special meeting, filed by the company with the SEC on Oct. 17, 2016.

About Active Power
Active Power (NASDAQ: ACPW) designs and manufactures flywheel uninterruptible power supply (UPS) systems, modular infrastructure solutions (MIS), and energy storage products for mission critical and renewable applications worldwide. The company's products deliver 40 percent lower total cost of ownership, are proven 12 times less likely to fail and produce nine times less carbon emissions than conventional UPS products. Customers are served via Austin and three regional operations centers located in the United Kingdom, Germany and China, that support the deployment of systems in more than 50 countries. For more information, visit www/activepower.com.

Active Power and Driven by Motion are registered trademarks of Active Power, Inc. The Active Power logo is a trademark of Active Power, Inc.

About Piller
Piller Power Systems GmbH is a world leader in power protection technology. The company builds electrical systems for mission critical applications worldwide. Clients include many of the world's central and commercial banks, stock exchanges and other financial institutions, as well as broadcasters, telecommunications networks, airports, government departments and co-location operators. Founded by the German engineer Anton Piller in 1909, more than a century on Piller is still headquartered and produces in Osterode and nearby Bilshausen, although today the company has subsidiaries across Europe, the Americas, Asia and Australia and employs over 800 people worldwide. Piller is a division of the privately owned British engineering and industrial group, Langley Holdings PLC. www.piller.com.

About Langley Holdings PLC
Langley Holdings PLC is a diverse, privately owned engineering and industrial group based in the United Kingdom with principal operating divisions located in Germany and France and more than 80 subsidiaries worldwide. The group's companies produce equipment ranging from electrical systems for data centers, machinery for cement and steel plants to food packaging lines, automotive welding equipment and printing presses. The group was founded in 1975 by the current chairman, Tony Langley, and currently employs around 4,300 people worldwide. www.langleyholdings.com

Active Power Press and Investor Contact:
Lee Higgins
Senior Manager, PR and IR
+1 512 744-9488
lhiggins@activepower.com

Langley Holdings PLC Press Contact:
Crista Baxter
Head of Group Marketing
+44 (0) 1623 514 902
crista.baxter@langleyholdings.com